Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Navigant Consulting, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-141256, 333-149427, 333-181581, 333-204213, and 333-218041) on Form S-8 of Navigant Consulting, Inc. of our reports dated February 28, 2019, with respect to the consolidated balance sheets of Navigant Consulting, Inc. and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule as listed in the accompanying index (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10-K of Navigant Consulting, Inc.  Our report refers to a change in the Company’s method of accounting for revenue recognition due to the adoption of the Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 606, Revenues from Contracts with Customers.

(signed) KPMG LLP

Chicago, Illinois

February 28, 2019